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                                                                   Exhibit 10.23

                                  TAX AGREEMENT

      TAX AGREEMENT, made and entered into and effective as of the 27th day of September, 1999 (the "Tax Agreement") by and among HF Holdings, Inc., a Delaware corporation ("Parent"), and its subsidiaries, including ICON Health & Fitness, Inc., a Delaware corporation, Jumpking, Inc., a Utah corporation, Universal Technical Services, Inc., a Utah corporation, ICON International Holdings, Inc., a Delaware corporation, and ICON IP, Inc., a Delaware corporation (hereinafter each referred to individually as "Subsidiary" and collectively as "Subsidiaries").

      WHEREAS, Parent and Subsidiaries are part of an Affiliated Group (as hereafter defined) that will elect to file consolidated Federal income tax returns and certain consolidated, combined, or unitary state or local income tax returns; and

      WHEREAS, Parent and Subsidiaries desire to set forth their agreement with respect to the allocation and payment of Federal, state, and local income taxes attributable to each of them, and the allocation of all responsibilities, liabilities and benefits relating thereto, for the taxable years in which Parent and Subsidiaries are jointly included in a single consolidated, combined, or unitary Federal, state, or local income tax return;

      WHEREAS, Parent, Parent and Subsidiaries desire to set forth their agreement with respect to the allocation and payment of Federal, state, and local income taxes attributable to each of them, and the allocation of all responsibilities, liabilities and benefits relating thereto, for the taxable years in which Parent and Subsidiaries are jointly included in a single consolidated, combined, or unitary Federal, state, or local income tax return;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

      1. Definitions.

      (a) As used in this Tax Agreement:

      "Affiliated Companies" shall mean, for each taxable year, all Members of the Affiliated Group, other than the common parent corporation.

      "Affiliated Group" shall mean an affiliated group of corporations within the meaning of Code section 1504(a) for the taxable year in question.

      "Alternative Minimum Tax" shall mean the tax imposed by Section 55 of the Code.

      "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect for the taxable year in question.
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      "Federal Separate Return Tax Liability" shall have the meaning set forth in Section 3 below.

      "Final Determination" with respect to any tax liability for a taxable period shall mean the final resolution of such tax liability (including all related interest and penalties) for such taxable period, by (A) a binding agreement without reservation on Internal Revenue Service Form 870-AD (or any successor form thereto), or by a comparable agreement form under the laws of other jurisdictions; (B) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (C) a closing agreement or offer in compromise under Sections 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (D) any allowance of a refund or credit for such taxable period, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the tax imposing jurisdiction; or (E) any other final disposition of the tax liability for such period by reason of the expiration of the applicable statute of limitations.

      "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives and attorneys.

      "Members" shall mean, for each taxable year, each includible member of the Parent Affiliated Group.

      "Separate Return Year" shall mean any taxable year for which a Member is not included in the Parent Affiliated Group consolidated Federal income tax return.

      "Tax Attributes" shall mean income, gain, loss, deduction and credit, and all items entering into the computation thereof, for Federal income tax purposes.

      "Treasury Regulations" shall mean the income tax regulations promulgated under the Code applicable to the taxable year in question.

      (b) Any term used in this Tax Agreement that is not defined in this Tax Agreement shall, unless the context otherwise requires, have the meaning assigned in the Code or in the Treasury Regulations thereunder.

      2. Filing of Consolidated Federal Income Tax Returns.

      Parent and its Affiliated Companies will elect to be included in a single consolidated Federal income tax return for such taxable years for which they are eligible or required to do so under the Code and Treasury Regulations, unless Parent shall request otherwise. Such returns shall include all of the income, gain, loss, deductions and credits and similar items of Parent and its Affiliated Companies for the period during which such companies are Members of the Parent Affiliated Group. Parent shall prepare the return and shall have the right to


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exercise all the powers and shall have all the duties of a common parent as are conferred upon it by the Code and Treasury Regulations. Parent and its Affiliated Companies shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing and defense of such returns.

      3. Federal Separate Return Tax Liability.

      The Federal Separate Return Tax Liability of each Member of the Parent Affiliated Group shall be computed as if each Member had filed a separate Federal income tax return for the taxable year with the following modifications:

      (a) Any dividends received by one Member from another Member will be assumed to qualify for the 100 percent dividends received deduction of Section 243 of the Code, or shall be eliminated from such calculation in accordance with
Section 1.1502-14(a)(1) of the Treasury Regulations.

      (b) Gain or loss on intercompany transactions, whether deferred or not, shall be treated by each Member in the manner required by Section 1.1502-13 of the Treasury Regulations. Excess losses shall be included in income as provided in Section 1.1502-19 of the Treasury Regulations as if a consolidated Federal line tax return had been filed for the year.

      (c) Limitations on utilization of Tax Attributes, such as the calculation of a deduction or the utilization of tax credits or the calculation of a tax liability, shall be made on a consolidated basis. Accordingly, for example, the limitations provided in Section 38(c) (relating to general business credit);
Section 53 (relating to minimum tax credit) 170(b)(2) (relating to charitable contribution deduction), Section 172(b)(2) (relating to net operating loss deduction) and Section 904 (relating to foreign tax credit) of the Code and similar limitations shall be applied on a consolidated basis. Under the principles of Revenue Ruling 66-374, 1966-2 C.B. 427, the "net operating loss" of a Member is the deduction which such Member would have had available if it actually filed a separate return for the year, but not including any portion of a net operating loss sustained in a prior or subsequent year. The rules stated above in this paragraph (c) regarding carryover net operating losses will also apply in the computation of other Tax Attribute carryover items such as general business credits, foreign tax credits, alternative minimum tax credits and charitable contribution deductions. However, no benefit shall be granted a Member for a Tax Attribute unless the Tax Attribute is availed of in reducing the consolidated Federal income tax liability.

      (d) Elections as to tax credits and tax computations which may have been different from the consolidated treatment if separate returns had been filed shall be made on an annual basis by Parent. Certain items of Tax Attributes shall be apportioned among the Members, as set forth on an apportionment schedule prepared by Parent and delivered to each Affiliated Company. For purposes of calculating estimated tax payments, Parent will deliver to each Affiliated Company by April 1 of each year a preliminary allocation schedule for use by such

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Affiliated Company in the current tax year. If such schedule has not been received by April 1 in any tax year, the items shall be apportioned on the basis of the most recent schedule delivered by Parent to such Members.

      (e) In calculating any benefit from a carryback or carryover of net operating losses, adjustments shall be made to such prior or subsequent year's Federal Separate Return Tax Liability as required under Section 172(b)(2) and 172(d) of the Code.

      4. Payments.

      (a) Each Affiliated Company shall pay Parent its Federal Separate Return Tax Liability (if greater than zero) determined under Section 3 of this Tax Agreement. Parent shall pay each Affiliated Company with Tax Attributes used by the Parent Affiliated Group during the taxable year for such Member's allocable share of the tax benefit to the Parent Affiliated Group of the utilization of such Tax Attributes. Such tax benefit shall be determined on a marginal tax basis (calculating consolidated tax liability with and without use of such Tax Attributes), and allocated to each Affiliated Company whose Tax Attributes are used by the Parent Affiliated Group during the taxable year pursuant to a consistent method which reasonably reflects the utilization of such Tax Attributes (such consistency and allocation to be determined by Parent). Any payments required by this Section 4(a) shall be made on or before such payment is required to be made to the IRS (or in the case of a refund (or credit) shortly after such refund (or credit) is received from the IRS), except as may otherwise be agreed to by Parent and the appropriate Member and shall include interest and penalties equal to the amount that is actually paid to (or received from) the IRS attributable to such Member.

      (b) Each Affiliated Company shall also pay Parent its share of estimated tax payments to be made on its share of projected consolidated Federal income tax liability for each year determined based on the principles of Paragraph (a) of this Section 4. Payment to Parent shall be made on or before the estimated tax payment is required to be paid to the IRS, except as may otherwise be agreed to by Parent and the appropriate Member. Such Member will receive credit for such estimated taxes in the year-end computation under Paragraph (a) of this
Section 4 of the Tax Agreement.

      (c) If part or all of an unused consolidated Tax Attribute is allocated to a Member of the Parent Affiliated Group pursuant to Section 1.1502-79 of the Treasury Regulations or otherwise, and it is carried back or forward to a year in which such Member filed or files a separate income tax return or a consolidated Federal income tax return with another Affiliated Group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member. Notwithstanding the above, Parent shall determine whether an election shall be made not to carry back any consolidated net operating loss or other Tax Attribute arising in a consolidated return year (including any portion allocated to a Member under Section 1.1502-79 of the Treasury Regulations) in accordance with Section 172(b)(3)(C) of the Code or other applicable provision.

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      (d) Any payments by one party to the other which are not made when due shall bear interest, compounded daily, at a rate equal to the rate established by the Secretary of the Treasury pursuant to Section 6621(a)(1) of the Code.

      (e) All amounts paid pursuant to this Tax Agreement by one party to another shall be treated by such parties for all tax and book purposes as intercompany settlements of liabilities. It is acknowledged that any allocation of tax liability in excess of that under Section 1552 of the Code will be regarded solely for federal income tax purposes as distributions with respect to stock, contributions to capital, or combinations thereof, as appropriate.

      5. Tax Indemnity.

      Except as otherwise agreed, Parent shall be liable for, and shall indemnify and hold each Affiliated Company harmless (subject to setoff for any unpaid amount under Sections 4 and 6 of this Tax Agreement) against any and all Federal income tax, interest and penalties for periods in which it is included in the Parent Affiliated Group consolidated Federal income tax return. Each Affiliated Company shall be liable for, and shall indemnify and hold each other Member harmless against, any and all Federal income tax for periods in which it is not included in the Parent Affiliated Group consolidated Federal income tax return.

      6. Adjustment to Federal Income Tax Liability.

      (a) Parent shall control all decisions as to tax audits and proceedings as exclusive agent of each of the Affiliated Companies.

      (b) Except as otherwise provided in this Tax Agreement, if the consolidated Federal income tax liability of the Parent Affiliated Group is adjusted for any taxable year, whether by means of a an amended return, claim for refund, or after tax audit by the IRS, upon a Final Determination thereof, the Federal Separate Return Liability of each such Member shall be recomputed under this Tax Agreement to give effect to such adjustments. In the case of a refund, Parent shall make payment to each such Member for its share of the refund, determined in the same manner as in Section 4 of this Tax Agreement, shortly after the refund is received by Parent, and in the case of an increase in tax liability, each such Member shall pay to Parent its allocable share of such increased tax liability within on or before such liability is due. If any interest is to be paid or received as a result of a consolidated Federal income tax deficiency or refund, such interest shall be allocated to the Members in the ratio each such Member's change in consolidated Federal income tax liability bears to the total change in tax liability. Any penalty shall be allocated upon such basis as Parent deems just and proper in view of all applicable circumstances.


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      7. Certain State and Local Income Tax Liabilities.

      (a) Each Member shall file its own separate company state, local or foreign income and other tax returns and shall pay all such separate company taxes required to be paid to the relevant taxing authorities (and shall retain the rights to all refunds with respect thereto).

      (b) Parent shall include certain Affiliated Companies in certain consolidated, combined, or unitary state or local income tax returns to the extent required or elected by Parent. To the extent appropriate and subject to the provisions of Section 7(c) hereof, rules similar to the provisions of Sections 2, 3, 4, 5 and 6 of this Tax Agreement (to the extent the law is the same) shall be applied to the filing of returns, contests and claims for refund and reimbursements with respect to state and local franchise or income tax liabilities to which any Member of the Parent Affiliated Group are subject and which are required to be determined on a unitary, combined or consolidated basis.

      (c) If the parties are, after negotiation in good faith, unable to agree upon the appropriate application of such rules with respect to such franchise or income tax liabilities, the controversy shall be settled by Parent's regular independent outside accounting firm.

      8. Election under Section 1552 of the Code.

      This Agreement is not intended to establish the method by which the earnings and profits of each member of the Group will be determined. Parent reserves the right to elect the method for allocating tax liability for the purposes of determining earnings and profits as set forth in Sections 1.1552-1(a) and 1.1502-33(d) of the Treasury Regulations.

      9. Mutual Cooperation.

      Parent and the Affiliated Companies shall provide each other with such assistance as may be reasonably requested by either of them in connection with the preparation and execution of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to any tax liability, and each will retain and, upon the request of the other, provide the other with any records or information which may be relevant to such return, audit or examination proceedings. Parent and the Affiliated Companies agree to take whatever reasonable action is necessary to minimize the aggregate tax liabilities of each of the Members, including filing tax returns on a consolidated, combined or unitary basis, or not filing on such basis.

      10. Miscellaneous.

      (a) Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Tax Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an


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injunction or injunctions to prevent breaches of the provisions of this Tax
Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or equity.

      (b) Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Tax Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the written consent of the other parties; and any attempt to assign any rights or obligations arising under this Tax Agreement without such consent shall be void; provided, however, that the provisions of this Tax Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

      (c) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Tax Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Tax Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this paragraph.

      (d) Parties in Interest. Except as herein otherwise specifically provided, nothing in this Tax Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.

      (e) Waivers, Etc.. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Tax Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

      (f) Setoff. All payments to be made by any party under this Tax Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.


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      (g) Change of Law. Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the Code or the Treasury Regulations shall automatically be applicable to this Tax Agreement mutatis mutandis. If, due to any change in applicable law or regulations interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Tax Agreement, performance of any provision of this Tax Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

      (h) Departing Members. Any Member corporation which leaves the Parent Affiliated Group shall be bound by this Tax Agreement. Failure of one or more parties hereto to qualify by meeting the definition of Member of the Parent Affiliated Group shall not operate to terminate this Tax Agreement with respect to the other parties as long as two or more parties hereto continue so to qualify.

      (i) New Members. The Members hereto specifically recognize that from time to time other companies may become Members of the Parent Affiliated Group and hereby agree that such new Members must become parties to this Tax Agreement by executing the master copy of the Tax Agreement which shall be maintained at Parent's headquarters. It will not be necessary for all the other Members to resign the Tax Agreement, but the new Member may simply sign the existing Tax Agreement and it will be effective as if the old Members had resigned.

      (j) Amendment of this Tax Agreement. This Tax Agreement constitutes the entire agreement between the parties and shall, except as provided in Section 8 of this Tax Agreement, supersede any other tax-sharing or tax-allocation agreement or arrangement (whether written or oral) in effect between the parties hereto prior to the effective date hereof with respect to the matters expressly dealt with herein. This Tax Agreement may not be altered, changed, modified, or terminated orally; any modification or revision of this Tax Agreement shall be accomplished only through a writing clearly denominated as an amendment to this Tax Agreement signed by the parties hereto.

      (k) Confidentiality. Subject to any contrary requirement of law or regulation and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Tax Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information which (1) at the time of disclosure was in the public domain not as a result of acts by the Receiving Party or (2) was in the possession of the Receiving Party at the time of disclosure.


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      (l) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Tax Agreement.

      (m) Counterparts. For the convenience of the parties, any number of counterparts of this Tax Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

      (n) Governing Law. This Tax Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

      (o) Records and Workpapers. Each party will retain all returns, schedules and workpapers, and all material records and other documents relating thereto, until (i) Parent notifies such party that such returns and other documents may be destroyed after such returns and other documents are offered to Parent, (ii) the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate or there has been a Final Determination of all tax for such years, and (iii) there has been a final settlement of all payments which may be required under this Tax Agreement for such years.


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      IN WITNESS WHEREOF, the parties hereto have caused this Tax Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                                        HF Holdings, Inc.

                                        By: /s/ S. Fred Beck
                                           -------------------------------------
                                           Title: CFO, V.P. and Treasurer


                                        ICON Health & Fitness, Inc.

                                        By: /s/ S. Fred Beck
                                           -------------------------------------
                                           Title: CFO, V.P. and Treasurer


                                        Jumpking, Inc.

                                        By: /s/ S. Fred Beck
                                           -------------------------------------
                                           Title: President


                                        Universal Technical Services, Inc.

                                        By: /s/ S. Fred Beck
                                           -------------------------------------
                                           Title: Vice President


                                        ICON International Holdings, Inc.

                                        By: /s/ S. Fred Beck
                                           -------------------------------------
                                           Title: V.P. and Treasurer


                                        ICON IP, Inc.

                                        By: /s/ S. Fred Beck
                                           -------------------------------------
                                           Title: